EXHIBIT 23.2

     We consent to the incorporation by reference in this Registration Statement of I-Flow Corporation on Form S-3 of our report dated February 27, 2003 (which report expresses an unqualified opinion and includes an explanatory paragraph relating to a change in accounting for goodwill and other intangible assets during 2002), appearing in the Annual Report on Form 10-K of I-Flow Corporation for the year ended December 31, 2002 and to the reference to us under the heading “Experts” in the Prospectus, which is part of this Registration Statement.

/s/ DELOITTE & TOUCHE LLP

Deloitte & Touche LLP
Costa Mesa, California

December 22, 2003